Exhibit 99.1

Kroger Reports First Quarter Results

Q1 EPS of $0.70; Confirms 2016 EPS Guidance
ID Sales Up 2.4% Without Fuel; Confirms 2016 ID Sales Guidance

First Quarter 2016 Highlights

•                  Achieved 50th consecutive quarter of positive identical supermarket sales growth, excluding fuel

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel and Roundy’s, on a rolling four quarters basis

•                  Now offering ClickList and ExpressLane online ordering services in 25 markets

CINCINNATI, June 16, 2016 — The Kroger Co. (NYSE: KR) today reported net earnings of $680 million, or $0.70 per diluted share, and identical supermarket sales growth, without fuel, of 2.4% in the first quarter of 2016. Kroger’s net earnings during the first quarter last year were $619 million, or $0.62 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“We are very pleased with a solid quarter during which we continued to strengthen our connection with customers and expand our ClickList offering to more customers in more markets. Fifty consecutive quarters of positive identical supermarket sales growth, excluding fuel, is extraordinary. Our associates work tirelessly to produce these consistently remarkable results. We’ve been through all kinds of business cycles during the last 50 quarters, and we’ve demonstrated time and again that regardless of the environment, you can count on Kroger to continue executing our strategy, investing in growth and creating value for our customers and shareholders.”

Details of First Quarter 2016 Results

Total sales increased 4.7% to $34.6 billion in the first quarter compared to $33.1 billion for the same period last year. Total sales, excluding fuel, increased 7.8% in the first quarter compared to the same period last year. Total sales, excluding fuel and Roundy’s, increased 3.5% in the first quarter compared to the same period last year.

FIFO gross margin was 23.0% of sales for the first quarter. Excluding fuel and Roundy’s, FIFO gross margin decreased 2 basis points from the same period last year.

Kroger recorded a $15 million LIFO charge during the first quarter, compared to a $28 million LIFO charge in the same quarter last year.

Total operating expenses — excluding fuel and Roundy’s — decreased 4 basis points as a percent of sales compared to the prior year.

FIFO operating margin on a rolling four quarters basis — excluding fuel, Roundy’s, the 2015 and 2014 contributions to the UFCW Consolidated Pension Plan and the 2014 contributions to The Kroger Co. Foundation — increased 5 basis points compared to the prior year.

Financial Strategy

Kroger’s long-term financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders. Maintaining its current investment grade debt rating allows the company to use its cash flow to take advantage of strategic and financially compelling opportunities, to continue its fill-in strategy, repurchase shares and fund the dividend, which is expected to increase over time.

The company’s net total debt to adjusted EBITDA ratio increased to 2.12, compared to 2.09 during the same period last year (see Table 5). This result illustrates Kroger’s commitment to use free cash flow to both grow its business and return cash to shareholders, while maintaining an appropriate level of leverage for the company’s credit rating. Over the last year, Kroger has used free cash flow to:

•                  Repurchase $1.1 billion in common shares

•                  Pay $397 million in dividends

•                  Invest $3.6 billion in capital, and

•                  Merge with Roundy’s, Inc. for $866 million.

Kroger’s strong EBITDA performance resulted in a return on invested capital, excluding Roundy’s, for the first quarter of 14.08%, compared to 14.03% for the first quarter of 2015.

Fiscal 2016 Guidance

Kroger confirmed its net earnings guidance range of $2.19 to $2.28 per diluted share for 2016. Based on current fuel margin trends, the company believes it will be at the low-end to mid-point of this range. Kroger expects fuel margins will be at or slightly below the five-year average.

Shareholder return will be further enhanced by a dividend which is expected to increase over time.

Kroger confirmed its identical supermarket sales growth guidance, excluding fuel, of approximately 2.5% to 3.5% for 2016.

The company continues to expect capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $4.1 to $4.4 billion range for the year.

Every day, the Kroger Family of Companies makes a difference in the lives of eight and a half million customers and 431,000 associates who shop or serve in 2,778 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Kroger and its subsidiaries operate an expanding ClickList offering — a personalized, order online, pick up at the store service — in addition to 2,230 pharmacies, 785 convenience stores, 323 fine jewelry stores, 1,400 supermarket fuel centers and 38 food production plants in the United States. Kroger is recognized as one of America’s most generous companies for its support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding Roundy’s due to the merger with Roundy’s affecting its comparability to last year.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “anticipate,” “believe,” “guidance,” “plans,” “committed,” “goal,” “will” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate;

the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 16, 2016 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Thursday, June 16, 2016.

1st Quarter 2016 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Return on Invested Capital

Contacts: Media: Keith Dailey (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2016		2015

SALES	$34,604	100.0%	$33,051	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,669	77.1	25,760	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,779	16.7	5,354	16.2
RENT	262	0.8	215	0.7
DEPRECIATION AND AMORTIZATION	694	2.0	620	1.9

OPERATING PROFIT	1,200	3.5	1,102	3.3

INTEREST EXPENSE	155	0.5	148	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	1,045	3.0	954	2.9

INCOME TAX EXPENSE	366	1.1	330	1.0

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	679	2.0	624	1.9

NET (LOSS) EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	5	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$680	2.0%	$619	1.9%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.71		$0.63

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	954		969

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.70		$0.62

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	966		983

DIVIDENDS DECLARED PER COMMON SHARE	$0.105		$0.093

Note:                  Certain percentages may not sum due to rounding.

Note:                  The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                 Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $15 and $28 were recorded in the first quarters of 2016 and 2015, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 21,	May 23,
	2016	2015

ASSETS
Current Assets
Cash	$375	$252
Temporary cash investments	16	—
Store deposits in-transit	892	962
Receivables	1,314	1,218
Inventories	6,066	5,722
Prepaid and other current assets	553	429

Total current assets	9,216	8,583

Property, plant and equipment, net	20,161	18,212
Intangibles, net	1,043	743
Goodwill	2,744	2,304
Other assets	637	626

Total Assets	$33,801	$30,468

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,676	$1,591
Trade accounts payable	5,846	5,431
Accrued salaries and wages	1,202	1,146
Deferred income taxes	221	286
Other current liabilities	3,200	2,864

Total current liabilities	13,145	11,318

Long-term debt including obligations under capital leases and financing obligations	9,710	9,716
Deferred income taxes	1,739	1,180
Pension and postretirement benefit obligations	1,395	1,458
Other long-term liabilities	1,364	1,260

Total Liabilities	27,353	24,932

Shareowners’ equity	6,448	5,536

Total Liabilities and Shareowners’ Equity	$33,801	$30,468

Total common shares outstanding at end of period	941	962
Total diluted shares year-to-date	966	983

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$679	$624
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	694	620
LIFO charge	15	28
Stock-based employee compensation	43	52
Expense for Company-sponsored pension plans	25	30
Deferred income taxes	—	(52)
Other	(1)	34
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	31	26
Receivables	85	43
Inventories	101	(62)
Prepaid and other current assets	232	249
Trade accounts payable	104	380
Accrued expenses	(332)	(237)
Income taxes receivable and payable	351	10
Other	25	10

Net cash provided by operating activities	2,052	1,755

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(1,090)	(879)
Proceeds from sale of assets	71	4
Other	(32)	17

Net cash used by investing activities	(1,051)	(858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	11	4
Payments on long-term debt	(54)	(13)
Net borrowings (payments) on commercial paper	256	(285)
Dividends paid	(102)	(91)
Excess tax benefits on stock-based awards	14	37
Proceeds from issuance of capital stock	15	46
Treasury stock purchases	(1,027)	(585)
Investment in the remaining equity of a noncontrolling interest	—	(26)

Net cash used by financing activities	(887)	(913)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	114	(16)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	277	268
END OF QUARTER	$391	$252

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(1,090)	$(879)
Payments for lease buyouts	—	16
Changes in construction-in-progress payables	(55)	(52)
Total capital investments, excluding lease buyouts	$(1,145)	$(915)

Disclosure of cash flow information:
Cash paid during the year for interest	$167	$156
Cash paid during the year for income taxes	$7	$321

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.  These results include Roundy’s sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2016	2015

INCLUDING FUEL CENTERS	$31,312	$31,198
EXCLUDING FUEL CENTERS	$28,295	$27,626

INCLUDING FUEL CENTERS	0.4%	0.6%
EXCLUDING FUEL CENTERS	2.4%	5.7%

(a)                   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 21,	May 23,
	2016	2015	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,676	$1,591	$1,085
Long-term debt including obligations under capital leases and financing obligations	9,710	9,716	(6)

Total debt	$12,386	$11,307	$1,079

Less: Temporary cash investments	16	—	16

Net total debt	$12,370	$11,307	$1,063

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	May 21,	May 23,
	2016	2015

Net earnings attributable to The Kroger Co.	$2,100	$1,846
LIFO	15	147
Depreciation and amortization	2,163	1,987
Interest expense	489	489
Income tax expense	1,081	958
Other	(4)	(8)

Adjusted EBITDA	$5,844	$5,419

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.12	2.09

Table 6.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended May 21, 2016 and May 23, 2015.  The May 21, 2016 calculation of return on invested capital excludes the financial position and results for the Roundy’s transaction.

	Rolling Four Quarters Ended
	May 21,	May 23,
	2016	2015
Return on Invested Capital
Numerator (a)
Operating profit	$3,674	$3,309
LIFO charge	15	147
Depreciation and amortization	2,163	1,987
Rent	770	705
Other	(73)	—

Adjusted operating profit	$6,549	$6,148

Denominator (b)
Average total assets	$32,135	$29,662
Average taxes receivable (c)	(32)	(19)
Average LIFO reserve (d)	1,281	1,199
Average accumulated depreciation and amortization	17,938	16,530
Average trade accounts payable	(5,639)	(5,344)
Average accrued salaries and wages	(1,174)	(1,124)
Average other current liabilities (e)	(3,025)	(2,737)
Adjustment for Roundy’s transaction (f)	(1,115)	—
Rent * 8 (g)	6,160	5,640

Average invested capital	$46,529	$43,807

Return on Invested Capital	14.08%	14.03%

(a)         Represents results for the rolling four quarters for the periods noted.

(b)         Represents the average of amounts at the beginning and end of the rolling four quarters periods presented.

(c)          Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)         LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)          The calculation of average other current liabilities excludes accrued income taxes.

(f)           Adjustment to remove the assets and liabilities recorded as of May 21, 2016 for the Roundy’s transaction.

(g)          The factor of eight estimates the hypothetical capitalization of our operating leases.